Additional information Exhibit 13	383

Exhibit 13

CERTIFICATION

In connection with this Annual Report on Form 20-F of Aegon N.V. (the “Company”) for the period ended December 31, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Alex Wynaendts, the Chief Executive Officer of the Company and Jurgen van Rossum, the Executive vice president and Head of Corporate Financial Center of the Company, each hereby certifies, pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of his knowledge:

•	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
•	The information contained in the Report fairly represents, in all material respects, the financial condition and results of operations of the Company. The information contained in the Report fairly represents, in all material respects, the financial condition and results of operations of the Company.

Date: March 22, 2017

/s/ Alex Wynaendts

Alex Wynaendts
Chief Executive Officer

/s/ Jurgen van Rossum

Jurgen van Rossum

Executive vice president and Head of Corporate Financial Center

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to Aegon and will be retained by Aegon and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. section 1350 and is not being filed as part of the Report or as a separate disclosure document.